Exhibit 10.12(b)

Amendment to Employment Agreement

Sue Barrowcliffe 44 Mymms Drive Brookmans Park AL9 7AF

20th December 2018

Dear Sue,

Following your recent discussions with our CEO, Jayson Dallas, regarding your request to modify the terms to your employment agreement (dated 19-Feb-2016) (the “Employment Agreement”), I would like to outline the following changes which will take effect from 1st January 2019.

The new terms will be as follows:

•	Your title will be ‘European Office Director’;
•	Your line manager will remain Jayson Dallas;
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Your weekly working hours will reduce from 37.5 (5 days) to 15 (2 days) hours per week (40% of full- time equivalent); these hours can be applied at your discretion and based on the needs of the business;

•	Your salary will reduce to £80,000 per annum (less all normal deductions) to reflect your reduced working hours;
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Your Annual Target Bonus (as defined in the Employment Agreement) will reduce from 35% to 25% of your annual base salary for the bonus year 2019 and any subsequent year in respect of which any discretionary bonus is awarded. For the avoidance of doubt, the Annual Target Bonus for 2018 will be targeted at 35% of your annual base salary for 2018, but the amount of any bonus will continue to be determined by the Company in its absolute discretion;

•	Your annual leave entitlement will reduce to 10 days per year and is deemed to accrue at the rate of

0.83 days’ per complete calendar month worked;

•	A period of unpaid leave has been granted and will begin on 17th January to 17th February 2019. This will use 0.83 days’ annual leave entitlement;
•	Your notice period will reduce to one month, in writing, by either party;
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Due to the reduction of hours, your job duties and responsibilities will reduce and will be primarily focused on acting as the Administrative Head of the London office and facilitating the transition to new leadership in Europe; you will also, from time to time, help facilitate external communication for Aimmune;

•	Within sixteen days of 1 January 2019, you will resign as a director of Aimmune Therapeutics Limited UK and Aimmune Therapeutics (Bermuda) Ltd.;
•	Effective January 1, 2019, you will no longer be a Section 16 Officer of Aimmune Therapeutics, Inc.

The Severance and Change in Control Benefits set out in Appendix 1 of the Employment Agreement will continue to apply to you save that, with effect from 1 January 2019:

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The second sentence of clause 2.1 of Appendix 1 shall be read as if it had been amended as follows: “If the termination is due to a Covered Termination which complies with the requirements of clause 2.3, provided that the Executive enters into a Settlement Agreement settling all present and future claims the Executive has or may have against the Company and any Group Company and their affiliates and any employees or directors or officers thereof in a form acceptable to the Company (a “Settlement of Claims”) that becomes effective and irrevocable within sixty (60) days following the Covered Termination and provided further, that the Executive complies with the other requirements at clause 2.5, the Executive shall also be entitled to receive the severance benefits described in clause 2.3.”

•	Clause 2.2 of Appendix 1 shall cease to apply and shall be deemed to have been deleted.
•	All references in subsequent clauses to clause 2.2 shall be deemed to have been deleted.

Please be aware that some benefits will also be affected by this decrease in hours and prorated in future including: group life assurance benefits and income protection benefits.

Save as expressly set out in this letter, all terms and conditions of your Employment Agreement and in the Appendices thereto will remain unchanged.

Please sign both copies of this letter (one for your files) and return one to me to signify your agreement to the changes detailed above.

Yours sincerely,

  /s/ Doug Sheehy

Doug Sheehy, Director, Aimmune Therapeutics Limited UK

Sue Barrowcliffe

I

, agree to the above changes to my employment agreement, including changes to my remuneration, benefits and working hours and Appendix 1 to my employment agreement, as set out above. I understand that these changes will take effect from 1st January 2019. I also agree to resign as a director of Aimmune Therapeutics Limited UK and Aimmune Therapeutics (Bermuda) Ltd and that I will cease to be a Section 16 Officer of Aimmune Therapeutics, Inc, as set out above.

Signed: /s/ Sue Barrowcliffe

12/22/2018

Date:

Sue Barrowcliffe

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